As filed with the Securities and Exchange Commission on April 6, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROCKY SHOES & BOOTS, INC.
(Exact name of Registrant as specified in its charter)

Ohio	31-136046
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

39 East Canal Street
Nelsonville, Ohio 45764
(740) 753-1951
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mike Brooks
Chairman and Chief Executive Officer
Rocky Shoes & Boots, Inc.
39 East Canal Street
Nelsonville, Ohio 45764
(740) 753-1951
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of Correspondence to:
Robert J. Tannous, Esq.
Erin F. Siegfried, Esq.
Porter, Wright, Morris & Arthur LLP
41 South High Street, Suite 2800
Columbus, Ohio 43215-6194
(614) 227-2059
(614) 227-2100 (fax)
esiegfried@porterwright.com

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price per	aggregate offering	Amount of
securities to be registered	registered	unit(1)	price(1)	registration fee(2)
Common Stock, without par value	484,261	$26.12	$12,648,897	$1,354

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices of the Common Stock as reported on the Nasdaq National Market on April 3, 2005.

(2)	Pursuant to Rule 457(p), the unused registration fee of $10,646 previously paid in connection with the filing of the registrant’s registration statement on Form S-3 (File No. 333-128333), initially filed on September 15, 2005, in respect of 2,990,000 shares that were never sold or issued, is credited against the registration fee payable in connection with this registration statement. Accordingly, after application of this credit, no amount is due.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 6, 2006
484,261 Shares
ROCKY SHOES & BOOTS, INC.
Common Stock
•	The selling shareholder of Rocky Shoes & Boots, Inc. identified in this prospectus, SILLC Holdings, LLC, is offering 484,261 shares. We will not receive any proceeds from the sale of our shares by the selling shareholder.

•	The selling shareholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 15.

•	The last reported sale price of our common stock on April 5, 2006 was $24.78 per share.

•	Trading symbol: Nasdaq National Market — RCKY

This investment involves risk. See “Risk Factors” beginning on page 4.
Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is      , 2006

This prospectus incorporates important business and financial information about our company that is not included or delivered with this document. This information is described in greater detail in the section of this prospectus entitled “Where You Can Find More Information.” In addition, the information is available without charge upon a written or oral request to Rocky Shoes & Boots, Inc., 39 East Canal Street, Nelsonville, Ohio 45764, Attention: James E. McDonald, Chief Financial Officer, (740) 753-1951. You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not, and the underwriters (if any) have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.
In this prospectus, “we,” “us,” “our” and “Rocky” refer to Rocky Shoes & Boots, Inc. and its subsidiaries. “Selling shareholder” refers to the selling shareholder named in this prospectus or its pledges, donees, transferees, or any of its successors in interest.

SUMMARY
The following summary contains basic information about us and this offering. It does not contain all of the information that you should consider in making your investment decision. You should read and consider carefully all of the information in this prospectus and all documents incorporated by reference in this prospectus, including the information set forth under “Risk Factors,” as well as the more detailed financial information, including the consolidated financial statements and related notes thereto, incorporated by reference in this prospectus, before making an investment decision.
Rocky Shoes & Boots, Inc.
We are a leading designer, manufacturer and marketer of premium quality footwear marketed under a portfolio of well recognized brand names including Rocky Outdoor Gear, Georgia Boot, Durango, Lehigh and Dickies. Our brands have a long history of representing high quality, comfortable, functional and durable footwear and our products are organized around four target markets: outdoor, work, duty and western. Our footwear products incorporate varying features and are positioned across a range of suggested retail price points from $29.95 for our value priced products to $249.95 for our premium products. In addition, as part of our strategy of outfitting consumers from head-to-toe, we market complementary branded apparel and accessories that we believe leverage the strength and positioning of each of our brands.
Our products are distributed through three distinct business segments: wholesale, retail and military. In our wholesale business, we distribute our products through a wide range of distribution channels representing over 10,000 retail store locations in the U.S. and Canada. Our wholesale channels vary by product line and include sporting goods stores, outdoor retailers, independent shoe retailers, hardware stores, catalogs, mass merchants, uniform stores, farm store chains, specialty safety stores and other specialty retailers. Our retail business includes direct sales of our products to consumers through our Lehigh Safety Shoes mobile and retail stores (including a fleet of 78 trucks, supported by 38 small warehouses that include retail stores, which we refer to as mini-stores), our two Rocky outlet stores and our websites. We also sell footwear under the Rocky label to the U.S. military.
We are an Ohio corporation. Our headquarters is located at 39 East Canal Street, Nelsonville, Ohio 45764, and our telephone number is (740) 753-1951. Our corporate website address is www.rockyboots.com. This reference to our website is a textual reference only. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.
Rocky, Rocky Outdoor Gear, Georgia Boot, Durango and Lehigh and our other marks mentioned or used in this prospectus or the documents incorporated by reference herein are our registered trademarks and service marks. This prospectus and the documents incorporated by reference herein also contains trademarks and service marks belonging to other entities.
The Offering

Common stock offered by the selling shareholder	484,261 shares
Common stock outstanding after the offering	5,386,093 shares
Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling shareholder.
Nasdaq National Market symbol	RCKY
The number of shares to be outstanding after this offering is based on 5,386,093 shares outstanding as of April 5, 2006. The number of shares to be outstanding after this offering does not give effect to:
•	602,901 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $14.54 per share as of April 5, 2006; or

•	484,000 additional shares reserved for issuance under our stock option plans as of April 5, 2006.

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.
Risks Relating to Our Business
Expanding our brands into new footwear and apparel markets may be difficult and expensive, and if we are unable to successfully continue such expansion, our brands may be adversely affected, and we may not achieve our planned sales growth.
Our growth strategy is founded substantially on the expansion of our brands into new footwear and apparel markets. New products that we introduce may not be successful with consumers or one or more of our brands may fall out of favor with consumers. If we are unable to anticipate, identify or react appropriately to changes in consumer preferences, we may not grow as fast as we plan to grow or our sales may decline, and our brand image and operating performance may suffer.
Furthermore, achieving market acceptance for new products will likely require us to exert substantial product development and marketing efforts, which could result in a material increase in our selling, general and administrative, or SG&A, expenses, and there can be no assurance that we will have the resources necessary to undertake such efforts. Material increases in our SG&A expenses could adversely impact our results of operations.
We may also encounter difficulties in producing new products that we did not anticipate during the development stage. Our development schedules for new products are difficult to predict and are subject to change as a result of shifting priorities in response to consumer preferences and competing products. If we are not able to efficiently manufacture newly-developed products in quantities sufficient to support retail distribution, we may not be able to recoup our investment in the development of new products. Even if we develop and manufacture new products that consumers find appealing, the ultimate success of a new model may depend on our product pricing. Failure to gain market acceptance for new products that we introduce could impede our growth, reduce our profits, adversely affect the image of our brands, erode our competitive position and result in long term harm to our business.
A majority of our products are produced outside the U.S. where we are subject to the risks of international commerce.
A majority of our products are produced in the Dominican Republic and China. Therefore, our business is subject to the following risks of doing business offshore:
•	the imposition of additional United States legislation and regulations relating to imports, including quotas, duties, taxes or other charges or restrictions;

•	foreign governmental regulation and taxation;

•	fluctuations in foreign exchange rates;

•	changes in economic conditions;

•	transportation conditions and costs in the Pacific and Caribbean;

•	changes in the political stability of these countries; and

•	changes in relationships between the United States and these countries.

If any of these factors were to render the conduct of business in these countries undesirable or impracticable, we would have to manufacture or source our products elsewhere. There can be no assurance that additional sources or products would be available to us or, if available, that these sources could be relied on to provide product at terms favorable to us. The occurrence of any of these developments would have a material adverse effect on our business, financial condition and results of operations.
Our success depends on our ability to anticipate consumer trends.
Demand for our products may be adversely affected by changing consumer trends. Our future success will depend upon our ability to anticipate and respond to changing consumer preferences and technical design or material developments in a timely manner. The failure to adequately anticipate or respond to these changes could have a material adverse effect on our business, financial condition and results of operations.
Loss of services of our key personnel could adversely affect our business.
The development of our business has been, and will continue to be, highly dependent upon Mike Brooks, Chairman and Chief Executive Officer, David Sharp, President and Chief Operating Officer, and James McDonald, Executive Vice President, Chief Financial Officer and Treasurer. Mr. Brooks has an at-will employment agreement with us. The employment agreement provides that in the event of termination of employment, he will receive a severance benefit and may not compete with us for a period of one year. None of our other executive officers and key employees have an employment agreement with our company. The loss of the services of any of these officers could have a material adverse effect on our business, financial condition and results of operations.
We depend on a limited number of suppliers for key production materials, and any disruption in the supply of such materials could interrupt product manufacturing and increase product costs.
We purchase raw materials from a number of domestic and foreign sources. We do not have any long-term supply contracts for the purchase of our raw materials, except for limited blanket orders on leather. The principal raw materials used in the production of our footwear, in terms of dollar value, are leather, Gore-Tex waterproof breathable fabric, Cordura nylon fabric and soling materials. Availability or change in the prices of our raw materials could have a material adverse effect on our business, financial condition and results of operations.
We currently have a licensing agreement for the use of Gore-Tex waterproof breathable fabric, and any termination of this licensing agreement could impact our sales of waterproof products.
We are currently one of the largest customers of Gore-Tex waterproof breathable fabric for use in footwear. Our licensing agreement with W.L. Gore & Associates, Inc. may be terminated by either party upon advance written notice to the other party by October 1 for termination effective December 31 of that same year. Although other waterproofing techniques and materials are available, we place a high value on our Gore-Tex waterproof breathable fabric license because Gore-Tex has high brand name recognition with our customers. The loss of our license to use Gore-Tex waterproof breathable fabric could have a material adverse effect on our competitive position, which could have a material adverse effect on our business, financial condition and results of operations.
We currently have a licensing agreement for the use of the Dickies trademark, and any termination of this licensing agreement could impact our sales and growth strategy.
We have an exclusive license through December 31, 2007 to use the Dickies brand on all footwear products, except nursing shoes. The Dickies brand is well recognized by consumers and we plan to introduce value priced Dickies footwear targeting additional markets, including outdoor, duty and western. Our license with Dickies may be terminated by Dickies prior to December 31, 2007 if we do not achieve certain minimum net shipments in a particular year. Furthermore, it is not certain whether we will be able to renew our license to use the Dickies brand after the expiration or termination of the current license. The loss of our license to use the Dickies brand could have a material adverse effect on our competitive position and growth strategy, which could have a material adverse effect on our business, financial condition and results of operations.

Our outdoor products are seasonal.
We have historically experienced significant seasonal fluctuations in our business because we derive a significant portion of our revenues from sales of our outdoor products. Many of our outdoor products are used by consumers in cold or wet weather. As a result, a majority of orders for these products are placed by our retailers in January through April for delivery in July through October. In order to meet demand, we must manufacture and source outdoor footwear year round to be in a position to ship advance orders for these products during the last two quarters of each year. Accordingly, average inventory levels have been highest during the second and third quarters of each year and sales have been highest in the last two quarters of each year. There is no assurance that we will have either sufficient inventory to satisfy demand in any particular quarter or have sufficient demand to sell substantially all of our inventory without significant markdowns.
Our outdoor products are sensitive to weather conditions.
Historically, our outdoor products have been used primarily in cold or wet weather. Mild or dry weather has in the past and may in the future have a material adverse effect on sales of our products, particularly if mild or dry weather conditions occur in broad geographical areas during late fall or early winter. For example, an unseasonably warm and dry winter in late 2004 and early 2005 throughout the Midwest significantly decreased demand for our outdoor products. Also, due to variations in weather conditions from year to year, results for any single quarter or year may not be indicative of results for any future period.
Our business could suffer if our third party manufacturers violate labor laws or fail to conform to generally accepted ethical standards.
We require our third party manufacturers to meet our standards for working conditions and other matters before we are willing to place business with them. As a result, we may not always obtain the lowest cost production. Moreover, we do not control our third party manufacturers or their respective labor practices. If one of our third party manufacturers violates generally accepted labor standards by, for example, using forced or indentured labor or child labor, failing to pay compensation in accordance with local law, failing to operate its factories in compliance with local safety regulations or diverging from other labor practices generally accepted as ethical, we likely would cease dealing with that manufacturer, and we could suffer an interruption in our product supply. In addition, such a manufacturer’s actions could result in negative publicity and may damage our reputation and the value of our brand and discourage retail customers and consumers from buying our products.
Our future tax rates may not be as favorable as our historical tax rates.
In past years, our effective tax rate typically has been substantially below the United States federal statutory rates. We have paid minimal income taxes on income earned by our subsidiary in Puerto Rico due to tax credits afforded us under Section 936 of the Internal Revenue Code and local tax abatements. However, Section 936 of the Internal Revenue Code has been repealed so that future tax credits available to us are capped in 2005 and terminate in 2006. In addition, our local tax abatements in Puerto Rico are scheduled to expire in 2009. In 2004, we elected to repatriate $3.0 million of earnings and accrued $157,000 of related taxes under the American Jobs Creation Act of 2004. During 2005, the $3,000,000 of previously undistributed earnings were repatriated. At December 31, 2005, approximately $8.7 million of undistributed earnings remain that would become taxable upon repatriation to the United States. No income taxes are provided for the remaining undistributed earnings. As a result of the acquisition of EJ Footwear, our effective tax rate for 2005 increased to 32.5% compared to 28.8% for 2004, as a higher percentage of profits are taxed at U.S. tax rates.
Our future tax rate will vary depending on many factors, including the level of relative earnings and tax rates in each jurisdiction in which we operate and the repatriation of any foreign income to the United States. We cannot anticipate future changes in such laws. Increases in effective tax rates or changes in tax laws may have a material adverse effect on our business, financial condition and results of operations.

The growth of our business will be dependent upon the availability of adequate capital.
The growth of our business will depend on the availability of adequate capital, which in turn will depend in large part on cash flow generated by our business and the availability of equity and debt financing. We cannot assure you that our operations will generate positive cash flow or that we will be able to obtain equity or debt financing on acceptable terms or at all. Our revolving credit facility contains provisions that restrict our ability to incur additional indebtedness or make substantial asset sales that might otherwise be used to finance our expansion. Security interests in substantially all of our assets, which may further limit our access to certain capital markets or lending sources, secure our obligations under our revolving credit facility. Moreover, the actual availability of funds under our revolving credit facility is limited to specified percentages of our eligible inventory and accounts receivable. Accordingly, opportunities for increasing our cash on hand through sales of inventory would be partially offset by reduced availability under our revolving credit facility. As a result, we cannot assure you that we will be able to finance our current expansion plans.
We face intense competition, including competition from companies with significantly greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.
The footwear and apparel industries are intensely competitive, and we expect competition to increase in the future. A number of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do, as well as greater brand awareness in the footwear market. Our ability to succeed depends on our ability to remain competitive with respect to the quality, design, price and timely delivery of products. Competition could materially adversely affect our business, financial condition and results of operations.
We currently manufacture a portion of our products and we may not be able to do so in the future at costs that are competitive with those of competitors who source their goods.
We currently plan to retain our internal manufacturing capability in order to continue benefiting from expertise we have gained with respect to footwear manufacturing methods conducted at our manufacturing facilities. We continue to evaluate our manufacturing facilities and third party manufacturing alternatives in order to determine the appropriate size and scope of our manufacturing facilities. There can be no assurance that the costs of products that continue to be manufactured by us can remain competitive with products sourced from third parties.
We rely on distribution centers in Logan, Ohio and Tunkhannock, Pennsylvania, and if there is a natural disaster or other serious disruption at any of these facilities, we may be unable to deliver merchandise effectively to our retailers.
We rely on distribution centers in Logan, Ohio and Tunkhannock, Pennsylvania. Any natural disaster or other serious disruption at any of these facilities due to fire, tornado, flood, terrorist attack or any other cause could damage a portion of our inventory or impair our ability to use our distribution center as a docking location for merchandise. Either of these occurrences could impair our ability to adequately supply our retailers and harm our operating results.
We may be subject to certain environmental and other regulations.
Some of our operations use substances regulated under various federal, state, local and international environmental and pollution laws, including those relating to the storage, use, discharge, disposal and labeling of, and human exposure to, hazardous and toxic materials. Compliance with current or future environmental laws and regulations could restrict our ability to expand our facilities or require us to acquire additional expensive equipment, modify our manufacturing processes or incur other significant expenses. In addition, we could incur costs, fines and civil or criminal sanctions, third party property damage or personal injury claims or could be required to incur substantial investigation or remediation costs, if we were to violate or become liable under any environmental laws. Liability under environmental laws can be joint and several and without regard to comparative fault. There can be no assurance that violations of environmental laws or regulations have not occurred in the past and will not occur in the future as a result of our inability to obtain permits, human error, equipment failure or other causes, and any such violations could harm our business and financial condition.
If our efforts to establish and protect our trademarks, patents and other intellectual property are unsuccessful, the value of our brands could suffer.
We regard certain of our footwear designs as proprietary and rely on patents to protect those designs. We believe that the ownership of patents is a significant factor in our business. Existing intellectual property laws afford only limited protection of our proprietary rights, and it may be possible for unauthorized third parties to copy certain of our footwear designs or to reverse engineer or otherwise obtain and use information that we regard as proprietary. If our patents are found to be invalid, however, to the extent they have served, or would in the future serve, as a barrier to entry to our competitors, such invalidity could have a material adverse effect on our business, financial condition and results of operations.
We own U.S. registrations for a number of our trademarks, trade names and designs, including such marks as Rocky, Rocky Outdoor Gear, Georgia Boot, Durango and Lehigh. Additional trademarks, trade names and designs are the subject of pending federal applications for registration. We also use and have common law rights in certain trademarks. Over time, we have increased distribution of our goods in several foreign countries. Accordingly, we have applied for trademark registrations in a number of these countries. We intend to enforce our trademarks and trade names against unauthorized use by third parties.
Our success depends on our ability to forecast sales.
Our investments in infrastructure and product inventory are based on sales forecasts and are necessarily made in advance of actual sales. The markets in which we do business are highly competitive, and our business is affected by a variety of factors, including brand awareness, changing consumer preferences, product innovations, susceptibility to fashion trends, retail market conditions, weather conditions and economic and other factors. One of our principal challenges is to improve our ability to predict these factors, in order to enable us to better match production with demand. In addition, our growth over the years has created the need to increase the investment in infrastructure and product inventory and to enhance our systems. To the extent sales forecasts are not achieved, costs associated with the infrastructure and carrying costs of product inventory would represent a higher percentage of revenue, which would adversely affect our financial performance.
Risks Related to Our Industry
Because the footwear market is sensitive to decreased consumer spending and slow economic cycles, if general economic conditions deteriorate, many of our customers may significantly reduce their purchases from us or may not be able to pay for our products in a timely manner.
The footwear industry has been subject to cyclical variation and decline in performance when consumer spending decreases or softness appears in the retail market. Many factors affect the level of consumer spending in the footwear industry, including:
•	general business conditions;

•	interest rates;

•	the availability of consumer credit;

•	weather;

•	increases in prices of nondiscretionary goods;

•	taxation; and

•	consumer confidence in future economic conditions.
Consumer purchases of discretionary items, including our products, may decline during recessionary periods and also may decline at other times when disposable income is lower. A downturn in regional economies where we sell products also reduces sales.
The continued shift in the marketplace from traditional independent retailers to large discount mass merchandisers may result in decreased margins.
A continued shift in the marketplace from traditional independent retailers to large discount mass merchandisers has increased the pressure on many footwear manufacturers to sell products to these mass merchandisers at less favorable margins. Because of competition from large discount mass merchandisers, a number of our small retailing customers have gone out of business, and in the future more of these customers may go out of business, which could have a material adverse effect on our business, financial condition and results of operations. Although progressive independent retailers have attempted to improve their competitive position by joining buying groups, a continued shift to discount mass merchandisers could have a material adverse effect on our business, financial condition and results of operations.
Risks Relating to Our Common Stock and this Offering
Our common stock price has been volatile, which could result in a substantial loss for shareholders.
Our common stock is traded on the Nasdaq National Market. While our average daily trading volume for the 52-week period ended March 31, 2006 was approximately 45,674 shares, we have experienced more limited volume in the past and may experience it in the future. The trading price of our common stock has been and may continue to be volatile. The closing sale prices of our common stock, as reported by the Nasdaq National Market, have ranged from $19 to $33.79 for the 52-week period ended March 31, 2006. The trading price of our common stock could be affected by a number of factors, including, but not limited to the following:
•	changes in expectations of our future performance;

•	changes in estimates by securities analysts (or failure to meet such estimates);

•	quarterly fluctuations in our sales and financial results;

•	limited trading volume;

•	broad market fluctuations in volume and price; and

•	a variety of risk factors, including the ones described elsewhere in this prospectus.
Accordingly, the price of our common stock after the offering is likely to fluctuate greatly and may be lower than the price you pay.
Future sale of our common stock could adversely affect our stock price.
Future sales of substantial amounts of shares of our common stock in the public market, or the perception that these sales could occur due to the availability for sale of substantial amounts of common stock by our existing shareholders pursuant to an effective registration statement or under Rule 144, may cause the market price of our common stock to decline. In addition, we may be required to issue additional shares upon exercise of previously granted options that are currently outstanding. Increased sales of our common stock in the market after exercise of our currently outstanding stock options could exert significant downward pressure on our stock price. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price we deem appropriate.

We can issue shares of preferred stock without shareholder approval, which could adversely affect the rights of common shareholders.
Our articles of incorporation permit us to establish the rights, privileges, preferences and restrictions, including voting rights, of future series of our preferred stock and to issue such stock without approval from our shareholders. The rights of holders of our common stock may suffer as a result of the rights granted to holders of preferred stock that we may issue in the future. In addition, we could issue preferred stock to prevent a change in control of our company, depriving common shareholders of an opportunity to sell their stock at a price in excess of the prevailing market price.
Anti-takeover provisions of our articles of incorporation, code of regulations, shareholder rights plan and Ohio law could prevent or delay a change in control of our company, even if a change of control would benefit our shareholders.
Provisions of our articles of incorporation and code of regulations, as well as provisions of Ohio law, could discourage, delay or prevent a merger, acquisition or other change in control of our company, even if a change in control might benefit our shareholders. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price well above the then current market price for our common stock. These provisions include the following:
•	a board of directors that is classified so that only one-half of the directors stand for election each year;

•	authorization of “blank check” preferred stock, which our board of directors could issue with provisions designed to thwart a takeover attempt;

•	limitations on the ability of shareholders to call special meetings of shareholders;

•	no cumulative voting in the election of directors, which would otherwise allow the holders of less than a majority of our common stock to elect director candidates;

•	a prohibition against shareholder action by written consent unless signed by all shareholders of record; and

•	advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.
We adopted a shareholder rights plan in 1997 under a shareholder rights agreement intended to protect shareholders against unsolicited attempts to acquire control of our company that do not offer what our board of directors believes to be an adequate price to all shareholders or that our board of directors otherwise opposes. As part of the plan, our board of directors declared a dividend that resulted in the issuance of one preferred stock purchase right for each outstanding share of our common stock. Unless extended, the preferred share purchase rights will terminate on November 5, 2007. If a bidder proceeds with an unsolicited attempt to purchase our stock and acquires 20% or more (or announces its intention to acquire 20% or more) of our outstanding stock, and the board of directors does not redeem the preferred stock purchase right, the right will become exercisable at a price that significantly dilutes the interest of the bidder in our common stock.
The effect of the shareholder rights plan is to make it more difficult to acquire our company without negotiating with the board of directors. The shareholder rights plan, however, could discourage offers even if made at a premium over the market price of our common stock, and even if the shareholders might believe the transaction would benefit them.
In addition, we are subject to the Chapter 1704 of the Ohio Revised Code, the Merger Moratorium Act, which limits business combination transactions with interested shareholders (generally 10% or greater shareholders) that our board of directors has not approved. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions apply even if some shareholders would consider the transaction beneficial.
We do not anticipate paying cash dividends on our shares of common stock in the foreseeable future.
We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. As a result, you may only realize a return on your investment upon a sale of our common stock, if at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements. We sometimes use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will” and similar expressions, as they relate to us, our management and our industry, to identify forward-looking statements. Forward-looking statements relate to our expectations, beliefs, plans, strategies, prospects, future performance, anticipated trends and other future events. Specifically, this prospectus and the information incorporated by reference in this prospectus contain forward-looking statements relating to, among other things:
•	our business, growth, operating and financing strategies;

•	our product mix;

•	the introduction or success of new products;

•	the impact of seasonality and weather on our operations;

•	expectations regarding our net sales and earnings growth;

•	expectations regarding our liquidity;

•	our future financing plans; and

•	trends affecting our financial condition or results of operations.
We have based our forward-looking statements largely on our current expectations and projections about future events and financial trends affecting our business. Actual results may differ materially. Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements are described in “Risk Factors” . In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus and the information incorporated by reference in this prospectus might not occur.
You should read this prospectus, the documents that we filed as exhibits to the registration statement of which this prospectus is a part and the documents that we incorporate by reference in this prospectus completely and with the understanding that our future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements, and we assume no obligation to update these forward-looking statements publicly for any reason.
WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION BY REFERENCE
We filed a registration statement on Form S-3 with the Securities and Exchange Commission for this offering. This prospectus does not contain all of the information in the registration statement. In addition, we file annual, quarterly and special reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference facilities at 100 F Street, N.E., Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our Commission filings are also available at the office of the Nasdaq Stock Market, One Liberty Place, 165 Broadway, New York, New York 10006. For further information on obtaining copies of our public filings at the Nasdaq Stock Market, you should call 212-656-5060.

We “incorporate by reference” into this prospectus the information we file with the Commission (Commission file number 0-21026), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file with the Commission after the date of this prospectus will automatically update this prospectus. We incorporate by reference the documents listed below, and any filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that the selling shareholders sell all the securities offered by this prospectus (except for information furnished and not filed with the Commission in a Current Report on Form 8-K):
•	our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 16, 2006;

•	Preliminary Proxy Statement for our annual meeting of shareholders scheduled to be held on May 16, 2006, filed with the Commission on March 31, 2006;

•	our Current Report on Form 8-K, dated January 23, 2006, filed with the Commission on January 27, 2006;

•	the description of our common shares, which is contained in our registration statement on Form 8-A filed with the Commission on December 22, 1992, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as updated in any amendment or report filed for the purpose of updating such description; and

•	the description of the preferred stock purchase rights associated with our common stock, contained in our registration statement on Form 8-A filed with the Commission on November 5, 1997, as amended December 9, 2004, as updated in any amendment or report filed for the purpose of updating such description.
Information furnished by us in Current Reports on Form 8-K under Items 2.02 and 9.01 is expressly not incorporated by reference in this prospectus.
You may request a copy of these filings at no cost, by writing to or telephoning us at:
Rocky Shoes & Boots, Inc.
39 East Canal Street
Nelsonville, Ohio 45764
Attention: James E. McDonald, Chief Financial Officer
(740) 753-1951
All information contained in this prospectus regarding our company was supplied by us, and all information contained in this prospectus regarding the selling shareholder was supplied by the selling shareholder. Neither we, nor the selling shareholder, can warrant the accuracy or completeness of information relating to the other party.
USE OF PROCEEDS
The proceeds from the sale of the shares offered by this prospectus will be received directly by the selling shareholder. We will not receive any proceeds from the sale of the shares offered by this prospectus.

SELLING SHAREHOLDER
On January 6, 2005, we completed the purchase of all of the issued and outstanding voting limited liability interests of EJ Footwear LLC, Georgia Boot LLC, and HM Lehigh Safety Shoe Co. LLC from SILLC Holdings, LLC. The purchase price paid to SILLC included 484,261 shares of our common stock. We agreed to register for resale by the selling shareholder the shares of common stock we issued in the acquisition. This prospectus relates to the resale from time to time of these shares of our common stock by the selling shareholder identified in this prospectus.
Pursuant to the terms of a registration rights agreement with the selling shareholder, we have filed with the Commission under the Securities Act a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares of common stock by the selling shareholder. We are required by the terms of the agreement to keep the registration statement effective until the date on which all of the common stock has been sold by the selling shareholder. The registration rights agreement provides, among other things, that we will pay all expenses in connection with any such registration, other than underwriting discounts and selling commissions, fees and disbursements of counsel for the selling shareholder, and the selling shareholder’s pro rata share of all federal and “blue sky” registration and qualification fees.
Except as noted above, the selling shareholder has not had a material relationship with us within the past three years.
Information regarding beneficial ownership of our common stock by the selling shareholder as of March 31, 2006 follows. The shares beneficially owned have been determined in accordance with rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The selling shareholder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered. The table assumes that the selling shareholder sells all shares offered under this prospectus. We can make no assurance as to how many of the shares will be sold by the selling shareholder.

	Prior to this Offering			Subsequent to this Offering
	Total		Shares Being	Total
	Beneficial		Sold in this	Beneficial
Name	Ownership	Percent	Offering	Ownership	Percent
SILLC Holdings, LLC	484,261 (1)	9.0%	484,261	0	0%

(1)	Based on information filed on Schedule 13G with the Securities and Exchange Commission on February 13, 2006, by SILLC Holdings, LLC (“SILLC”), Strategic Industries, LLC (“Strategic”), Citibank Venture Capital Equity Partners, L.P. (“CVCEP”), CVC Partners, LLC (“CVC Partners”), Citigroup Venture Capital GP Holdings Ltd. (“CVC GP Holdings”), Court Square Capital Limited (“Court Square”), Citicorp Banking Corporation (“CBC”), and Citigroup Inc. (“Citigroup”). Strategic is the sole member of SILLC. CVCEP holds a membership interest in Strategic. CVC Partners holds a general partnership interest in CVCEP. CVC GP Holdings has a membership interest in CVC Partners. Court Square is the sole shareholder of CVC GP Holdings. CBC is the sole shareholder of Court Square. Citigroup is the sole shareholder of CBC. The address of the principal business office of SILLC and Strategic is Raritan Plaza I, Raritan Center 2nd Floor, Edison, NJ 08818. The address of the principal business office of each of CVCEP, CVC Partners, CVC GP Holdings, Court Square, and Citigroup is 399 Park Avenue, New York, NY 10043. The address of the principal business office of CBC is One Penn’s Way, New Castle, DE 19720.

PLAN OF DISTRIBUTION
We are registering 484,261 shares of common stock covered by this prospectus for sale by the selling shareholder. The term selling shareholder as used in this section of the prospectus refers to the selling shareholder identified under “Selling Shareholder,” or its pledgees, donees, transferees, or any of its successors in interest.
These shares of common stock may be sold from time to time directly by the selling shareholder or, alternatively, through underwriters, broker-dealers or agents. If shares of the common stock are sold through underwriters, broker-dealers or agents, responsibility for underwriting discounts or commissions or agent’s commissions will be borne by the selling shareholder. This common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. The prospectus supplement, if any, will set forth the terms of the offering of the shares of common stock registered hereby, including (a) the names of any underwriters, broker-dealers or agents, and the amounts of securities to be underwritten or purchased by each of them and (b) the public offering price of the shares and the proceeds to the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. These sales may be effected in transactions (which may involve block transactions):
•	through the Nasdaq National Market or on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale,

•	in the over-the-counter market, or

•	in other transactions, such as privately negotiated transactions.
If the selling shareholder uses underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.
In connection with sales of the common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of our common stock in the course of hedging positions they assume. The selling shareholder may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell these securities.
The selling shareholder may select broker-dealers to sell its shares. Broker-dealers that the selling shareholder engages may arrange for other broker-dealers to participate in selling the shares. The selling shareholder may give these broker-dealers commissions or discounts or concessions in amounts to be negotiated immediately before any sale. In connection with these sales, these broker-dealers, any other participating broker-dealers, and the selling shareholder and certain pledgees, donees, transferees and other successors in interest, may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act in connection with the sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholder may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. In no event will any distribution of the shares of common stock covered by this prospectus take the form of an underwritten offering without our prior agreement. We have informed the selling shareholder that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to its sales in the market.
If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the selling shareholder’s shares offered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) or (c) under the Securities Act, disclosing facts material to the transaction.
Certain of any such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. We or the selling shareholders may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.
We estimate that the total expenses associated with offerings under this prospectus, other than underwriting discounts and commissions, fees and disbursements of counsel for the selling shareholder, and the selling shareholder’s pro rata share of the federal and blue sky registration and qualification fees, will be approximately $50,000, all of which will be paid by us pursuant to the terms of our registration rights agreement with the selling shareholder.
LEGAL MATTERS
The validity of the shares offered hereby has been passed upon for us by Porter, Wright, Morris & Arthur LLP, 41 South High Street, Columbus, Ohio 43215. Curtis A. Loveland, a partner in Porter, Wright, Morris & Arthur LLP, is our secretary and a director and beneficially owns an aggregate of 72,422 shares of our common stock consisting of a combination of stock and options exercisable within 60 days after April 5, 2006.
EXPERTS
The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the expenses expected to be incurred by our company in connection with the issuance and distribution of the securities being registered.

SEC registration fee	$1,354
Legal fees and expenses	40,000
Accounting fees	10,000
Miscellaneous	1,000

Total	$52,354

Item 15. Indemnification of Directors and Officers.
Section 1701.13 of the Ohio General Corporation Law provides that directors and officers of Ohio corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 1701.13 provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.
Article Ten of our articles of incorporation permits us to indemnify directors and officers against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them to the full extent and according to the procedures and requirements set forth in the Ohio General Corporation Law, as the same may be in effect from time to time. Pursuant to Article Ten, we also have the right to (i) indemnify employees, agents and others as permitted by Ohio law, (ii) purchase and maintain insurance or provide similar protection on behalf of the directors, officers or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to us as contemplated by our articles of incorporation, and (iii) enter into agreements with these directors, officers, incorporators, employees, agents or others indemnifying them against any and all liabilities (or lesser indemnification as may be provided in these agreements) asserted against them or incurred by them arising out of their service to our company as contemplated by our articles of incorporation.
We have also entered into indemnification agreements with each of our directors and executive officers, including the directors who are also our employees, to confirm and expand our obligation to indemnify these persons. These indemnification agreements (i) confirm the indemnity provided to them by our articles of incorporation and give them assurances that this indemnity will continue to be provided despite future changes in our articles of incorporation, and (ii) provide that, in addition, the directors and officers shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of our company, on account of their service as a director or officer of our company or as a director or officer of any subsidiary of our company or as a director or officer of any other company or enterprise when they are serving in these capacities at our request.

No indemnity will be provided under the indemnification contracts to any director or officer on account of conduct that is adjudged to have been undertaken with deliberate intent to cause injury to us or undertaken with reckless disregard for our best interests. In addition, the indemnification contracts provide that no indemnification will be permitted if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits made from a purchase or sale of our securities in violation of Section 16(b) of the Securities Exchange Act of 1934 or of any similar statutory law, or on account of any remuneration paid to a director or officer that is adjudicated to have been paid in violation of law. Except as so limited, indemnification of directors and officers will be permitted under the indemnification contracts to the fullest extent permitted by law.
Item 16. Exhibits.

Exhibit
Number	Exhibit Description

4(a)	Rights Agreement dated as of November 5, 1997, by and between the Company and The Fifth Third Bank, as Rights Agent, previously filed as Exhibit 4.1 to the Registration Statement on Form 8-A (file number 000-21026), filed on November 13, 1997, and incorporated herein by reference.

4(b)	First Amendment to Rights Agreement, dated December 1, 2004, and effective as of August 31, 2004, between the Company and Computershare Investor Services, LLC, a Delaware limited liability company, as Rights Agent, previously filed as Exhibit 4.2 to the Amendment No. 1 to Registration Statement on Form 8-A/A (file number 000-21026), filed on December 8, 2004, and incorporated herein by reference.

4(c)	Form of Stock Certificate for the Company, previously filed as Exhibit 4.1 to the Registration Statement on Form S-1 (file number 33-56118) and incorporated herein by reference.

5*	Opinion of Porter, Wright, Morris & Arthur LLP.

23(a)*	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5).

23(b)*	Consent of Deloitte & Touche LLP.

24*	Power of Attorney.

*	Filed herewith.
Item 17. Undertakings.
          The undersigned hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nelsonville, State of Ohio, on April 6, 2006.

ROCKY SHOES & BOOTS, INC.

By:	/s/ James E. McDonald

James E. McDonald, Executive Vice
President and Chief Financial Officer
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mike Brooks	Chairman, Chief Executive	April 6, 2006

Mike Brooks	Officer and Director (Principal Executive Officer)

/s/ James E. McDonald	Executive Vice President and	April 6, 2006

James E. McDonald	Chief Financial Officer (Principal Financial and Accounting Officer)

*Curtis A. Loveland	Secretary and Director	April 6, 2006

Curtis A. Loveland

*J. Patrick Campbell	Director	April 6, 2006

J. Patrick Campbell

*Glenn E. Corlett	Director	April 6, 2006

Glenn E. Corlett

*Michael L. Finn	Director	April 6, 2006

Michael L. Finn

*G. Courtney Haning	Director	April 6, 2006

G. Courtney Haning

*Harley E. Rouda, Jr.	Director	April 6, 2006

Harley E. Rouda, Jr.

*James L. Stewart	Director	April 6, 2006

James L. Stewart

*By:	/s/ James E. McDonald

James E. McDonald, attorney-in-fact
for each of the persons indicated

Exhibit Index

Exhibit
Number	Exhibit Description

4(a)	Rights Agreement dated as of November 5, 1997, by and between the Company and The Fifth Third Bank, as Rights Agent, previously filed as Exhibit 4.1 to the Registration Statement on Form 8-A (file number 000-21026), filed on November 13, 1997, and incorporated herein by reference.

4(b)	First Amendment to Rights Agreement, dated December 1, 2004, and effective as of August 31, 2004, between the Company and Computershare Investor Services, LLC, a Delaware limited liability company, as Rights Agent, previously filed as Exhibit 4.2 to the Amendment No. 1 to Registration Statement on Form 8-A/A (file number 000-21026), filed on December 8, 2004, and incorporated herein by reference.

4(c)	Form of Stock Certificate for the Company, previously filed as Exhibit 4.1 to the Registration Statement on Form S-1 (file number 33-56118) and incorporated herein by reference.

5*	Opinion of Porter, Wright, Morris & Arthur LLP.

23(a)*	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5).

23(b)*	Consent of Deloitte & Touche LLP.

24*	Power of Attorney.

*	Filed herewith.